Tenaris S.A.

Offer to Exchange American Depositary Shares

Offer to exchange:

•	one Tenaris ADS (representing 10 ordinary shares of Tenaris) for every 9.4520 Tamsa common shares; and

•	one Tenaris ADS for every 1.8904 Tamsa ADSs tendered.

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M. (NEW YORK CITY TIME) ON SEPTEMBER 12, 2003, UNLESS EXTENDED. YOU MAY WITHDRAW ANY SECURITIES TENDERED AT ANY TIME PRIOR TO THE EXPIRATION DATE.

August 11, 2003

To Brokers, Dealers, Commercial Banks,

Trust Companies and Other Nominees:

We have been appointed by Tenaris, S.A., a corporation organized under the laws of the Grand Duchy of Luxembourg (“Tenaris”), to act as information agent in connection with Tenaris’s offer to exchange (the “Exchange Offer”):

•	one American Depositary Share, commonly referred to as an ADS, of Tenaris (representing 10 ordinary shares of Tenaris) for every 9.4520 common shares of Tubos de Acero de México S.A., a corporation organized under the laws of Mexico (“Tamsa”); and

•	one Tenaris ADS for every 1.8904 ADSs of Tamsa.

The acceptance of the Exchange Offer with respect to Tamsa ADSs is on the terms and subject to the conditions set forth in the prospectus dated August 8, 2003 (the “Prospectus”) and in the related letter of transmittal.

Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Tamsa shares or ADSs in your name or in the name of your nominee.

Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

1.	The Prospectus, dated August 8, 2003;

2.	The letter of transmittal to be used by holders of Tamsa ADSs in accepting the Exchange Offer;

3.	A printed form of letter that may be sent to your clients for whose account you hold Tamsa shares or ADSs registered in your name or in the name of a nominee, with space provided for obtaining your client’s instructions with regard to the Exchange Offer;

4.	A return envelope addressed to JPMorgan Chase Bank, the exchange agent.

WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE.

Please note the following:

1.	The Exchange Offer is being made for all of the outstanding shares and ADSs of Tamsa.

2.	Holders of Tamsa shares held in the form of shares (as opposed to ADSs) may tender these shares into the Exchange Offer only if they deposit these shares in exchange for Tamsa ADSs with JPMorgan Chase Bank, as depositary for Tamsa’s ADR program (the “Tamsa Depositary”) by September 10, 2003. After obtaining the Tamsa ADSs corresponding to the Tamsa shares they deposit, they must follow the procedures for tendering Tamsa ADSs outlined in this letter and in the Prospectus. If holders of Tamsa shares have any questions regarding or require assistance in depositing their Tamsa shares for Tamsa ADSs, they should contact the Tamsa depositary at JPMorgan Chase Bank, 500 Stanton Christiana Road, Newark DE 19713, 3/Ops 4, Attention: ADR Settlements, telephone (302) 552-0239, fax: (302) 552-0330.

3.	Tenaris will not be required to consummate the Exchange Offer if any legal restraints or prohibitions are imposed on this exchange offer, if government approvals that may be required subsequent to the date of the Prospectus are not received, or if a material adverse change occurs in the businesses of Tenaris or Tamsa. For additional information on these conditions, see “Part Three—The Exchange Offer—Conditions to Completion of this Exchange Offer” in the Prospectus. Tenaris has reserved the right to modify or waive any of these conditions in its discretion, subject to applicable law.

4.	Tenaris will, upon the terms and subject to the conditions of the Exchange Offer, exchange Tamsa ADSs validly tendered and not properly withdrawn before the expiration of the Exchange Offer. See “Part Three—The Exchange Offer” in the Prospectus.

5.	The Exchange Offer and the withdrawal rights will expire at 5:00 p.m., New York City time, on September 12, 2003, unless the Exchange Offer is extended.

6.	Exchange for Tamsa ADSs accepted for exchange pursuant to the Exchange Offer will be made after the exchange agent receives before the expiration date of the Exchange Offer a properly completed and duly executed letter of transmittal (or a copy thereof) with respect to the Tamsa ADSs being tendered, together with any required signature guarantees, or an agent’s message (as described in the Prospectus) in connection with a book-entry delivery of ADSs, and any other required documents; and the ADRs evidencing the Tamsa ADSs being tendered by mail or pursuant to the procedures for book-entry transfer set forth in the Prospectus (together with a confirmation of receipt of such ADRs).

7.	Holders of Tamsa ADSs that are outstanding and have not been tendered by the expiration date of this Exchange Offer will be deemed to have instructed the Tamsa Depositary to tender their Tamsa ADSs on their behalf in exchange for Tenaris ADSs. Accordingly, holders of Tamsa ADSs who do not wish to tender their Tamsa ADSs must surrender such Tamsa ADSs to the Tamsa Depositary and withdraw the underlying Tamsa shares prior to the expiration of the Exchange Offer. Otherwise, the Tamsa Depositary will automatically tender such untendered Tamsa ADSs into the Exchange Offer. However, in order to receive Tenaris ADSs in exchange for Tamsa ADSs tendered by the Tamsa Depositary on their behalf, holders of Tamsa ADSs must surrender their Tamsa ADS certificates to the Tamsa Depositary by March 12, 2004.

8.	Tenaris will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Tamsa ADSs pursuant to the Exchange Offer, other than the exchange agent and the information agent as described in the Prospectus. Tenaris will, however, upon request, reimburse you for reasonable, customary and documented mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients.

9.	At the meeting of Tamsa’s board of directors on August 11, 2003, the board of directors of Tamsa determined that the Exchange Offer is fair to the holders of Tamsa shares and ADSs, other than Tenaris and its affiliates. Mexican law does not require a subject company to recommend acceptance or rejection of an exchange offer, but simply to state an opinion in connection with the exchange offer. Accordingly, as permitted by Mexican law, the board of directors of Tamsa stated its opinion in favor of the Exchange Offer but expressed no recommendation as to whether or not holders of Tamsa shares or ADSs tender should accept the Exchange Offer or tender their Tamsa shares or ADSs in exchange for Tenaris shares or ADSs.

10.	Tamsa and Tenaris petitioned the Mexican Stock Exchange to delist the Tamsa shares, subject to applicable law, effective on August 11, 2003, and Tamsa will terminate the deposit agreement relating to the Tamsa ADSs effective on September 12, 2003. Furthermore, it is expected that, following consummation of the Exchange Offer, Tamsa will no longer meet the listing requirements of the American Stock Exchange for continued listing and will, as soon as possible thereafter, petition the American Stock Exchange to delist the Tamsa shares and ADSs, subject to applicable law. The liquidity of any Tamsa shares outstanding after consummation of the Exchange Offer will be materially and adversely affected upon delisting as there will likely no longer be an active trading market for such Tamsa shares.

Any inquiries you may have with respect to the Exchange Offer should be addressed to the information agent for the Exchange Offer, at (212) 440-9800. Requests for copies of the enclosed materials may also be directed to the information agent.

Very truly yours,

Georgeson Shareholder
17 State Street – 10th Floor
New York, New York 10004
(212) 440-9800

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF TENARIS, TAMSA, THE EXCHANGE AGENT, THE INFORMATION AGENT OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENT OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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